EXHIBIT 99.1

CAPITAL BANCORP, INC. SHAREHOLDERS

APPROVE MERGER WITH RENASANT CORPORATION

TUPELO, MISSISSIPPI (June 29, 2007) – Capital Bancorp, Inc. (OTCBB:CPBB) (“Capital”), a bank holding company headquartered in Nashville, Tennessee and the parent company of Capital Bank & Trust, today announced that at a special meeting of shareholders held June 27, 2007, Capital shareholders voted to approve the merger of Capital with Renasant Corporation (NASDAQ:RNST), a bank holding company headquartered in Tupelo, Mississippi and the parent company of Renasant Bank. With all shareholder and regulatory approvals obtained, the merger is scheduled to be consummated on July 1, 2007.

Commenting on Capital shareholders’ voting results, R. Rick Hart, Chairman and Chief Executive Officer of Capital said, “We are proud to become part of the Renasant team. This merger makes us a much stronger competitor in the growing Nashville market and we look forward to a very successful future as Renasant Bank.”

Renasant Chairman and Chief Executive Officer, E. Robinson McGraw, said of the merger approval, “We are excited to welcome Capital shareholders, employees, and clients into the Renasant family. The merger of Capital and Renasant combines two financial institutions with a relationship driven banking culture while at the same time providing Capital’s clients with a broad selection of financial products.”

Three directors from Capital, R. Rick Hart, Albert J. Dale, III and Michael D. Shmerling, will join the Renasant board of directors. Mr. Hart and John W. Gregory, Chief Operating Officer of Capital Bancorp, Inc., will join the executive management team at Renasant with Mr. Hart serving as President of the Tennessee Division.

Pursuant to the terms of the merger agreement, Capital Bank & Trust will merge with and into Renasant Bank immediately after the merger of Capital with and into Renasant.

ABOUT RENASANT CORPORATION:

Renasant Corporation is the parent of Renasant Bank and Renasant Insurance. Following the completion of the Capital merger, Renasant will have assets of approximately $3.4 billion and operate 70 banking, mortgage and insurance offices in 38 cities in Mississippi, Tennessee and Alabama.

NOTE TO INVESTORS:

This news release may contain, or incorporate by reference, statements which may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements usually include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.

Prospective investors are cautioned that any such forward-looking statements are not guarantees for future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include significant fluctuations in interest rates, inflation, economic recession, significant changes in the federal and state legal and regulatory environment, significant underperformance in our portfolio of outstanding loans, and competition in our markets. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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